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                                                                   EXHIBIT 10.21

                         EXECUTIVE EMPLOYMENT AGREEMENT

      Intended to be legally bound hereby, this AGREEMENT made as of this 18th day of October, 2004, is entered into for good and valuable consideration between Penn Independent Corporation, a corporation, (hereinafter referred to as "Company") and Robert A. Lear, the executive employee (hereinafter referred to as "Executive").

                                    RECITAL:

      Executive has given many years of valuable service to the Company and possesses valuable knowledge and skills that have contributed to the successful operation of the Company's business;

      The Company desires that Executive remain in employment following the consummation of the transactions under consideration with United National Group, Ltd. ("UNGL"), so as to assist in the integration and post-closing operations of the Company;

      In furtherance of the foregoing, the Company and Executive have agreed to execute and deliver this Agreement in consideration, among other things, of (i) Executive's past valuable services; (ii) Executive's future valuable services;
(iii) the access Executive will have to confidential or proprietary information of the Company; (iv) the willingness of the Company to make valuable benefits available hereafter to Executive, including the Company's willingness to enter into this employment contract with Executive; (v) Executive's receipt of compensation from time to time by the Company.

1.    EMPLOYMENT AND TERM

      The word "Company" as used in this Agreement shall refer to and include Penn Independent Corporation and its subsidiaries, affiliates, successors and all related companies. The Company shall employ Executive and Executive shall be employed by the Company for a term beginning on the Effective Date and continuing until the third anniversary of the Effective Date (the "Term"). For purposes of this Agreement, "Effective Date" shall mean the date on which occurs
(x) the closing of the anticipated business transaction between the Company and UNGL (the "Transaction") and (y) the payment to Executive of the "Section 17 Payment" (as defined below, and which will be approximately $2.9 million). At least sixty (60) days prior to the expiration of the Term, the parties shall endeavor to explore alternative arrangements following the expiration of the Term pursuant to which Executive could provide consulting and advisory services to the Company and its affiliates.

2.    SALARY, BONUS, EXECUTIVE EMPLOYEE BENEFITS, equity grants

      A) Executive shall receive a base salary at the annual rate of $420,000, effective the date hereof, for the term of this Agreement. Effective as of each January 1, Executive shall also receive an annual increase of not less than the percentage

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            increase of the Consumer Price Index Philadelphia, PA area for the calendar year just ended.

      B) Executive shall be eligible to receive a target bonus opportunity that will provide for an annual incentive opportunity of 30% of his base salary if plan targets are satisfied, with the terms of such bonus opportunity similar to the terms of the 2004 KEIC Bonus Plan in effect for senior executives of Penn-America Group, Inc., and modified accordingly for the business and operations of the Company.

      C) Executive shall remain eligible for all executive insurance and benefit policies maintained by Company for its senior executive team. During each full calendar year comprising the Term, Executive shall be entitled to receive five (5) weeks of vacation (which shall be pro-rated for those portions of a calendar year falling within the Term).

      D) Executive shall be eligible to receive a grant of options to purchase Class A common shares of UNGL in accordance with and subject to the execution of the form of time vesting and performance vesting option agreements used by UNGL for its senior executive option grantees. The foregoing option grants may be made, at the election of the Board of Directors of the Company (the "Board"), under either the UNGL Share Incentive Plan or any share incentive plan maintained by any affiliate of the Company. Executive may elect not to accept such an option grant, in his discretion.

      E) No later than the first regular payroll date after the Effective Date in 2005, Executive shall receive the payment of his $100,000 bonus attributable to services rendered in 2004 (the "2004 Bonus") (regardless of whether he remains employed as of such date), unless such payment has already been made in 2005.

      F) The Company shall provide Executive with 40 hours of paid leave in any calendar year so he can continue to satisfy his CPE requirements and cover the reasonable costs of attending CPE seminars and related events. The Company shall also pay for Executive's CPA license fees and related dues and subscriptions (such as, but not limited to, membership in the AICPA).

      G) Upon the Effective Date, and the consummation of the Transaction, Executive shall receive all amounts otherwise due him under Section 17 of the "Prior Agreement" (as defined below) (the "Section 17 Payment") as a result of the Transaction and as if he had resigned from employment with the Company upon the consummation of the Transaction, and his receipt of the Section 17 Payment shall be an express condition to the effectiveness of this Agreement.

      H) Executive is eligible to participate in an integration bonus plan, with the terms and conditions to be supplied by the Company at a later date. Executive may elect not to participate in such plan, in his discretion.

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3.    POSITION AND DUTIES

      Executive shall serve as President and Chief Executive Officer of the Company pursuant to the power of the Board to install and remove officers. Executive shall devote his best efforts and his business time, attention and energies to all executive duties assigned to him by the Board on behalf of the Company and/or all subsidiaries and interests of the Company. Executive shall devote his best efforts and his business time, attention and energies to the performance of all assignments with the exception of vacation, illness or disability time. Executive shall always conduct himself in a manner that maintains the good reputation of the Company, its shareholders, subsidiaries and related interests. Executive shall not directly or indirectly undertake or accept other employment or compensation for services rendered during the term of this Agreement without having obtained the prior approval of the Board. This shall not prevent Executive from investing his assets in a business whose operation or affairs will not require significant service from Executive. In addition this shall not require Executive to divest himself of ownership in or management of any investments or business he currently may have.

4.    TERMINATION BY EXECUTIVE

      Executive agrees to give the Company one hundred twenty (120) days prior written notice of the termination of his employment with the Company, effective upon the close of business on such 120th day (the "Resignation Date"). Upon receipt of such notice, the Company shall reserve its rights to terminate Executive's employment at its election prior to the proposed Resignation Date, provided that in the event of termination hereunder, Executive shall be entitled to the following:

      A) Salary to the Resignation Date.

      B) Any declared bonus unpaid by the Company and the 2004 Bonus.

      C) All benefits that may be due him at that time under the Company's profit sharing, pension, stock option or other plans.

5.    DISABILITY

      Executive shall be eligible to participate in Company's disability benefits program in accordance with the terms and conditions thereof.

6.    DEATH

      For as long as Executive remains employed, the Company shall annually provide Executive, during the time of the Agreement, an amount equal to 175% of the annual premium of a $500,000 term life insurance policy on the life of Executive. The beneficiary of such policy shall be as designated by Executive.

7.    CONFIDENTIAL INFORMATION

      Executive recognizes and acknowledges that in the course of Executive's employment by the Company it will be necessary for Executive to acquire or

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develop or continue to acquire or develop information which could include, in whole or in part, information concerning the Company's business plans, methods of doing business, financial affairs, financial and other record systems, computers, computer programs, system documentation, hardware, software development, as well as information concerning the business and affairs of the Company's affiliates. Executive agrees to treat any such information as confidential and agrees not to disclose any such information to any third party or use any such information for any other purpose (except as Executive's duties as an officer of the Company may require) without the prior express written authorization of the Board.

8.    RESTRICTIONS ON COMPETITION/SOLICITATION

      A) Executive agrees that during his employment with the Company and for twelve (12) months thereafter, he shall not, directly or indirectly, solicit the trade of, trade with, or in any way do business with, any brokers or agents for the purposes of competing with the Delaware Valley Underwriting Agency, Inc., Apex Insurance Agency, Inc. and Stratus Insurance Services, Inc. (collectively, the "Subsidiaries"), nor shall he engage in wholesale brokerage business in competition with the Subsidiaries and their respective subsidiaries.

      B) Executive agrees that, during his employment with the Company and for twelve (12) months following termination of Executive's employment with the Company, Executive shall not, directly or indirectly solicit or induce, attempt to solicit or induce, or hire any employee of the Company to leave the employ of the Company.

      C) In the event that this Section 8 is determined by any court of competent jurisdiction to be unenforceable in part by reason of its being too great a period of time or covering too great a geographical area, it shall be in full force and in effect as to that period of time or geographical area determined to be reasonable by the court.

9.    AUTOMOBILE

      The Company shall pay to Executive a $1120 per month automobile allowance which will be subject to an annual increase of not less than the Consumer Price Index for the Philadelphia, Pennsylvania area for the calendar year just ended.

10.   ASSIGNMENT, SUCCESSORS, ETC.

      The rights and obligations hereunder shall be binding upon and take effect for the benefit of any successor in interest of the Company created by merger, reorganization, sale of assets, assignment or otherwise.

11.   NOTICES

      Under this Agreement, any notice shall be sufficient if in writing and sent by registered mail addressed as follows:

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      A) If to the Company, addressed to:

                      Board of Directors
                      Penn Independent Corporation
                      420 South York Road
                      Hatboro, PA 19040

      B) If to Executive, addressed to

                      Robert A. Lear
                      3689 Markham Drive
                      Bensalem, PA 19020

      Either party may change the address specified herein by giving written notice of the change to the other party as herein provided.

12.   YEAR TO YEAR EXTENSION

      This Agreement shall continue in effect during its initial term. It shall be extended on a year to year basis, for an additional year, unless either party to the Agreement notifies the other, in writing, one hundred and twenty days
(120) days prior to the then effective expiration date, that the Agreement shall not be so extended.

13.   MEDIATION

      The parties first shall endeavor to resolve any controversy or claim resulting from or relating to this Agreement or breach thereof by mediation. Unless the parties agree otherwise, the mediator shall be selected from the CPR Institute for Dispute Resolution ("CPR"), Panels of Neutrals with notification to CPR. Each party shall split the cost of the mediator.

      Any controversy or claim resulting from or relating to this Agreement or breach thereof which remains unresolved 45 days after appointment of a mediator, shall be settled by arbitration as set forth in the next paragraph.

14.   ARBITRATION

      In the event that any disagreement or dispute whatsoever shall arise between the parties concerning this Agreement, such disagreement or dispute shall be submitted to the Judicial Arbitration and Mediation Services, Inc ("JAMS") for resolution in a confidential private arbitration in accordance with the comprehensive rules and procedures of JAMS, including the internal appeal process provided for in Rule 34 of the JAMS rules with respect to any initial judgment rendered in an arbitration. Any such arbitration proceeding shall take place in Philadelphia, Pennsylvania, New York, New York or Washington, D.C. (as selected by Executive) before a single arbitrator (rather than a panel of arbitrators). The parties agree that the arbitrator shall have no authority to award any punitive or exemplary damages and waive, to the full extent permitted by law, any right to recover such damages in such arbitration. Each party shall each bear their respective costs (including attorney's fees, and there shall be no award of attorney's fees); provided that the Company shall bear the cost of any arbitrator selected by

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the parties (unless such arbitrator shall determine that Executive has commenced a frivolous action, in which case arbitrator fees shall be split between the parties); except in the case of an appeal, in which case the appealing party shall bear the costs of the appeal. Judgment upon the final award rendered by such arbitrator, after giving effect to the JAMS internal appeal process, may be entered in any court having jurisdiction thereof. If JAMS is not in business or is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for the purposes of the foregoing provisions. Each party agrees that it shall maintain absolute confidentiality in respect to any dispute between them.

      Notwithstanding anything in this Section 14 to the contrary, Executive and the Company agree that in the event that Executive engages in activities or breaches of this Agreement that the Company believes are causing or will cause the Company or the Company's affiliates immediate and irreparable injury, including but not limited to any breaches of paragraphs 7 or 8 of this Agreement, the Company shall be entitled to bring an action in court to have an injunction issued or for any other relief, without first going to mediation and in addition to any other rights and remedies it may have. Further, the existence of any claim or cause of action which Executive may have against the Company or any of their affiliates shall not constitute a defense or bar to the enforcement of paragraphs 7 or 8 of the Agreement.

15.   OTHER AGREEMENTS

      Effective upon the consummation of the Transaction and receipt by Executive of the Section 17 Payment, which shall be approximately $2.9 million, the Executive Employment Agreement between Executive and Company, dated November 11, 1997, as amended (the "Prior Agreement"), shall be terminated and without further force and effect, and shall be superseded in its entirety by this Agreement. Effective upon his receipt of the Section 17 Payment, Executive hereby irrevocably waives and releases all claims and rights under any change of control provision of the Prior Agreement.

16.   GOVERNING LAW

      This Agreement is made and shall be interpreted and carried out under the laws of Pennsylvania (applicable to contracts to be performed wholly within such state).

17.   SEVERANCE COMPENSATION

            a. If, during the term or any renewal or extended term of this Executive Employment Agreement, any one of the following events should occur, the Company will pay Executive severance compensation as described in this
Section 17:

                  (i) Retirement by Executive from full time employment with the Company with the prior agreement and approval of Company.

                  (ii) Executive's mental or physical disability which continues for more than six (6) months.

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                  (iii) Termination of Executive's employment by the Company for any reason other than "Cause." For purposes of this Agreement, "Cause" shall mean:

                        1. Executive's willful misconduct or gross negligence or any intentional or reckless material misrepresentation to the directors or officers of the Company (including any intentional or reckless material misrepresentation made in this Agreement or any document related to the proposed transaction with UNGL), or

                        2. Executive's engagement in fraud or embezzlement, or a good faith determination by the Board that Executive's arraignment for a felony charge or other serious crime involving moral turpitude is based on facts and actions of Executive that are likely to result in the successful criminal prosecution of Executive and that such arraignment and prosecution would be likely to adversely affect the business, operations or prospects of the Company or its affiliates, or Executive's plea of nolo contendre to a felony. This provision shall not apply to any arraignment, conviction or plea of nolo contendre to any traffic (driving) offenses.

                  (iv) Termination by Executive for "Good Reason." For purposes of this Agreement, "Good Reason" shall mean:

                        1. a transfer or relocation of the site of employment of Executive, without his express consent, to a location more than 25 miles from the location of his principal place of business immediately preceding the Effective Date;

                        2. an assignment to Executive of any duties or responsibilities that comprise a significant reduction or change by the Company (or its successor) in the nature or scope of the authority of, such duties or responsibilities assigned to or held by Executive as of the Effective Date; provided that a good faith assignment by the Board to a position within the Company or one of its affiliates with similar responsibility, title and compensation is not considered to be Good Reason;

                        3. any removal of Executive from the officer positions with the Company (or its successor) and its affiliates held by him as of the Effective Date; provided that a good faith assignment by the Board to a position within the Company

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                              or one of its affiliates with similar
                              responsibility, and compensation is not considered to be Good Reason;

                        4. a reduction by the Company (or its successor) and its subsidiaries in Executive's base salary as of the Effective Date or, if greater, at any time thereafter; or

                        5. any failure of the Company to comply with and satisfy its material obligations under this Agreement (other than those specified in clauses
                              (1) through (4) above, as to which no notice and opportunity to cure shall be provided) that remains uncured for 30 days after written notice thereof is given to the Company; provided that Executive's decision not to accept -------- ---- benefits or payments arising under Sections 2.D and 2.H shall not give rise to "Good Reason" hereunder.

            b. Upon a termination by the Company as described in Section 17.a., Executive shall be paid an amount equal to (x) if such termination occurs prior to the first anniversary of the Effective Date, two times his then base salary payable in equal monthly installments over a twelve-month period beginning on the last day of the month following such termination, (y) if such termination occurs on or after the first anniversary of the Effective Date but prior to the second anniversary of the Effective Date, one times his then base salary payable in equal monthly installments over a twelve month period beginning on the last day of the month following such termination, and (z) if such termination occurs on or after the second anniversary of the Effective Date, the amount of base salary due for the remainder of the Term, but in such case, no less than one-half of his base salary (each such payment, the "Severance Compensation Payment").

            c.    In addition, upon the occurrence of the events described in
Section 17.a, the Company shall perform each of the following:

                  (i) For a total of six months, the Company shall continue to pay Executive a cash amount equal to 175% of the annual premium of a $500,000 term life insurance policy on the life of Executive in accordance with the provisions of Section 6 hereof. Such amount shall be paid to Executive on written demand by Executive.

                  (ii) Notwithstanding the provisions of Section 18 hereof, the Company shall be required to provide the health, dental and prescription medication coverage (or reimbursement thereof) as described in Section 18 to Executive and his spouse.

            d. The provisions of this Section 17 shall survive any termination or expiration of this Agreement. Notwithstanding any other provision of this Agreement, no payments shall be made to Executive unless he delivers to the Company an executed general release (the form of which is attached hereto as Exhibit A and remains in compliance with his post-termination obligations hereunder.

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18.   HEALTH, DENTAL and prescription medication BENEFITS

      In addition to all health, dental and prescription medication benefits provided for as a part of Section 2c. of this Agreement, the Company shall provide and pay for Executive and his spouse's Company group health, dental and prescription medication benefits for five and one-half years from the later of
(i) the consummation of the Transaction, or (ii) Executive's termination from employment for any reason (the "Benefit Period"). If group health, dental and prescription medication coverage is not available to Executive and his spouse, then the Company will provide equivalent health, dental and prescription medication coverage or the reimbursement thereof for the remaining portion of the Benefit Period. The benefits described above will be similar or equivalent to Executive and his spouse's coverage elected during the time of this Agreement.

19.   INDEMNIFICATION

      The Company shall indemnify Executive to the maximum extent provided for under its charter and by-laws and applicable law, with respect to any action suit or proceeding to which Executive is made, or threatened to be made, a party by reason of the fact that he is an officer, member, employee, consultant or agent of the Company. During the Term, and for so long as Executive remains employed, the Company shall continue in place its D&O insurance coverage, subject to such across-the-board modifications for senior executives as the Board may determine.

20.   ENTIRE AGREEMENT

Upon the Effective Date, the entire Agreement of and between the parties is contained within this Agreement and supercedes all prior conversations, discussions and arrangements between the parties. It may not be changed or modified orally, but only by written Agreement enforcing the change, waiver, modification, extension or termination and signed by the party against whom enforcement is sought.

21.   COUNTERPARTS

This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument. Each party hereto confirms that any facsimile copy of such party's executed counterpart of the Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.

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INTENDING TO BE LEGALLY BOUND

                                            Penn Independent Corporation

                                            By: /s/ Irvin Saltzman
                                                -------------------------------
                                                Irvin Saltzman, Chairman

                                            By: /s/ Jason M. Waksman
                                                -------------------------------
                                                Jason M. Waksman, VP

                                            Attest: /s/ James E. Heerin
                                                    ---------------------------
                                                    James E. Heerin
                                            Secretary

Witness: /s/  Edward Levy                        /s/ Robert A. Lear
         ---------------------                   ------------------------------
                                                 Robert A. Lear

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